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Corrected Transcript

29-Jul-2026

Flex Ltd. (FLEX)

Q1 2027 Earnings Call

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

CORPORATE PARTICIPANTS

Michelle Simmons

Senior Vice President-Investor & Public Relations, Flex Ltd.

Revathi Advaithi

Chief Executive Officer & Director, Flex Ltd.

Kevin S. Krumm

Chief Financial Officer, Flex Ltd.

Michael Hartung

President & Chief Commercial Officer, Flex Ltd.

OTHER PARTICIPANTS

Ruplu Bhattacharya

Analyst, BofA Securities, Inc.

Mark Delaney

Analyst, Goldman Sachs & Co. LLC

Tim Long

Analyst, Barclays Capital, Inc.

Joseph Cardoso

Analyst, JPMorgan Securities LLC

Ruben Roy

Analyst, Stifel, Nicolaus & Co., Inc.

Luke L. Junk

Analyst, Robert W. Baird & Co., Inc.

Steven B. Fox

Analyst, Fox Advisors LLC

Steve Barger

Analyst, KeyBanc Capital Markets, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Thank you for standing by. Welcome to Flex’s First Quarter Fiscal 2027 Earnings Conference Call. Presently, all participants are in a listen-only mode. After the speakers’ remarks, there’ll be a question-and-answer session. [Operator Instructions] As a reminder, this call is being recorded.

I will now turn the call over to Ms. Michelle Simmons. Ms. Simmons, you may begin.

Michelle Simmons Senior Vice President-Investor & Public Relations, Flex Ltd.

Good morning. And thank you for joining us today for Flex’s first quarter fiscal 2027 earnings conference call. With me today is Revathi Advaithi, our Chief Executive Officer; Kevin Krumm, our Chief Financial Officer; and Michael Hartung, our Chief Commercial Officer.

Slides for today’s call as well as a copy of the earnings press release are available on the Investor Relations section at flex.com. This call is being recorded and will be available for replay on our corporate website.

Today’s call contains forward-looking statements which are based on current expectations and assumptions. These statements involve risks and uncertainties that could cause actual results to differ materially. These statements reflect expected results for the full fiscal year and did not give effect to the planned spin-off of the Cloud and Power Infrastructure segment. For a full discussion of these risks and uncertainties, please see the cautionary statement in our presentation, press release, or in the Risk Factors section in our most recent filings with the SEC. Note, this information is subject to change, and we undertake no obligation to update these forward-looking statements.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

Please note, all growth metrics will be on a year-over-year basis unless stated otherwise. Additionally, all results will be on a non-GAAP basis unless we specifically state it’s a GAAP result. The full non-GAAP to GAAP reconciliations can be found in the appendix slides of today’s presentation as well as in the summary financials posted on the Investor Relations website.

Now, I’d like to turn the call over to our CEO. Revathi?

Revathi Advaithi
Chief Executive Officer & Director, Flex Ltd.

Good morning. And thank you, Michelle. In Q1, our teams delivered another exceptional quarter while continuing to prepare two industry-leading companies for the next phase of growth as stand-alone businesses. We delivered strong revenue growth, margin expansion across all three segments, and record adjusted earnings per share of $1.

Our Cloud and Power Infrastructure segment grew 35% year-over-year. And as we stated before, our investments in this business are on track to drive accelerated growth and margin expansion in the second half of the fiscal year. We also saw strong growth in our Communications and Industrial business units driven by high-value markets such as networking, automation, and energy infrastructure.

Now, we’re in the midst of a generational build-out driven by AI, and demand is not slowing down. We have built two focused companies to win in the AI era, and these results reflect the strength of our strategy.

Our results also reflect our focus on long-term execution. Our addition to the S&P 500 last month reflects our progress over the last several years and the enduring strength of our strategy. We also continue to build momentum in some of our fastest growing markets, expanding our partnership with Cerebras to scale manufacturing of the CS-3, one of the world’s most advanced AI accelerator systems right here in the United States. We also launched a new liquid cooling solution through JetCool and showcased our next-generation power and infrastructure technologies at COMPUTEX.

As we continue executing our long-term strategy for both Flex and SpinCo, I want to reiterate our vision for both companies. We have built two great businesses that are entering different phases of growth. The spin allows each company to sharpen its strategic focus, align capital allocation with its growth priorities, and create greater value for customers and shareholders.

SpinCo requires a capital allocation framework designed for rapid growth as demand for AI infrastructure accelerates. Many people still think about AI as a compute story. I think it’s increasingly becoming an infrastructure story, and more specifically, a power story. AI may live in the cloud, but the infrastructure behind it is very physical. It must be built, powered, cooled, integrated, and deployed at scale.

As AI scales, the constraint is no longer just the chip. It’s everything around the chip, power, cooling, electrical systems, and ultimately, the grid capacity. That’s the challenge customers are trying to solve today. We saw this coming years ago, and that’s why we invested in power compute and thermal management technologies long before AI became front-page news.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

What started inside Flex as a set of businesses supporting the next generation of data centers has evolved into a leading solutions provider. I want to be very clear. SpinCo is not a data center components company. It’s a digital and electrical infrastructure company built to help customers solve the power cooling and scaling challenges that come with AI. That’s where we believe SpinCo is uniquely positioned to excel. We see our ability to bring together power thermal management and compute technologies, combined with the ability to deploy these capabilities at global scale as a true differentiator in the space.

We have spent years working alongside the world’s leading technology companies as they designed, built, and expanded critical infrastructure. That combination of power expertise, systems integration and execution is difficult to replicate. And I would say we’re still early. We believe we’re at the beginning of one of the largest electrical transformations happening today.

What’s happening in the data centers is just the starting point. As AI scales, demand will extend far beyond compute, driving investment across power systems, cooling technologies, electrical infrastructure, and ultimately, the grid itself. That’s why we don’t view this as a short-term investment cycle. The work required to power the next generation of AI will take years, creating ongoing opportunity across the broader electrical ecosystem with a very long tail. We are building SpinCo to lead that transformation.

At the same time, Flex is exceptionally well positioned to drive long-term value creation as a leading global manufacturing platform. Following the separation, Flex will remain a global manufacturing leader with a proven playbook and strategy, with deep customer relationships across diversified end markets, and exposure to attractive long-term secular growth trends. These include healthcare, where an aging population and increasing prevalence of chronic disease are driving demand for medical devices and drug delivery solutions, and robotics and warehouse automation, where regionalization and labor shortages support meaningful operation – opportunities for continued growth.

While SpinCo will focus on digital and electrical infrastructure, Flex will continue to benefit from pull-through demand in data centers, providing contract manufacturing services in the advanced networking and energy infrastructure markets. What remains underappreciated is the strength of the Flex portfolio and the related opportunity ahead. The same disciplined playbook that has driven our transformation over the last seven years will continue to guide Flex as it enters its next phase of growth. Ultimately, we are creating two distinct and focused leaders, each with the scale, strategy, and opportunity to succeed on its own.

Now, turning to our transaction update on slide 6. Our dedicated separation management office and cross-functional teams continue to make tremendous progress towards the separation, and they’re on track for a tax-free spin-off in the first quarter of calendar 2027.

Today, we’re also pleased to announce additional leadership appointments for both SpinCo and Flex, effective upon completion of the separation. Thanks to the strong bench and depth of expertise we have built at Flex in recent years, we have strong leadership teams in place for both companies ready to execute from day one, providing confidence, clarity, and continuity for our customers, employees, and shareholders. For more details on the extended leadership teams of each company, please refer to the press release we issued this morning.

While it’s certainly an exciting and dynamic time at Flex, we’re executing from a position of strength. Our teams are winning by delivering incredibly well for our customers, and at the same time, executing with discipline to deliver exceptional results. We’re excited about what’s ahead, and we look forward to sharing more in the months to come, including at our Investor Day on November 10, where we will provide additional details on the path forward for both companies.

With that, I’ll turn the call over to Kevin, who’ll walk through the financials in more detail.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

Kevin S. Krumm
Chief Financial Officer, Flex Ltd.

Thank you, Revathi. And good morning, everyone. I’m honored to be a part of this exciting journey and to work alongside both teams during this transformative period. And it’s been an incredible journey so far, and I’m energized about the opportunities in front of these businesses.

I’ll now review our results for the first quarter fiscal year 2027, which reflect strong execution as we continue preparing for the upcoming spin-off of our Cloud and Power Infrastructure segment.

I’ll start with our key financials on slide 8. First quarter revenue came in at $7.9 billion, up 21% year-over-year. Adjusted gross profit totaled $761 million, and adjusted gross margin improved to 9.6%, up 50 basis points from the prior year. Adjusted operating profit was $534 million, up 35% year-over-year, with adjusted operating margins at 6.7%, up 70 basis points from the prior year, driven by business mix and underlying productivity improvements. Finally, adjusted earnings per share for the quarter increased to $1 per share, up 39% year-over-year.

Turning to our quarterly segment results on the next slide. Regulated Manufacturing Solutions revenue were $2.7 billion, up 12% year-over-year, driven by strength in Industrial. Adjusted operating income was $176 million, and adjusted operating margin was 6.6%, up 130 basis points year-over-year, driven by the aforementioned strong performance in Industrial.

Revenue from Integrated Technology Solutions segment totaled $3.1 billion, an increase of 20% year-over-year, driven by exceptional growth in Communications. Adjusted operating income was $158 million, and adjusted operating margin was 5.2%, up 10 basis points year-over-year, driven by the strong performance in Communications and offset by weakness in consumer-related end markets.

Finally, Cloud and Power Infrastructure revenue totaled $2.2 billion, up 35% from the prior year, driven by strong growth in Power as Cloud & Cooling continues to ramp new programs. Adjusted operating income was $214 million, and adjusted operating margin was 9.7%, up 20 basis points year-over-year, driven by growth and margin expansion in Power.

Moving to cash flow on slide 10. Free cash flow in the quarter was $41 million. Free cash flow was negatively impacted by onetime cash costs of $24 million, driven by activity related to the announced spin-off. Q1 inventory was up 10% sequentially and 24% year-over-year, largely driven by revenue growth. Inventory, net of working capital advances, was 56 days, an increase of 1 day from the prior year. First quarter net CapEx totaled $235 million or approximately 3% of revenue.

Turning to our updated outlook on slide 11. For fiscal year 2027, our expectations are the following: revenue to be between $33.7 billion and $35.2 billion, up 23% at the midpoint; adjusted operating margin to be between 7% and 7.2%, an increase of approximately 80 basis points year-over-year at the midpoint. We expect an adjusted tax rate of approximately 21%. We expect adjusted EPS to be between $4.42 and $4.74 a share, up 39% at the midpoint. Finally, we expect CapEx to be in the range of $1.5 billion to $1.6 billion.

As a reminder, our prior guidance for free cash flow conversion of 60% excluded costs associated with the spin-off of our CPI segment. Incorporating costs associated with the spin-off, we now expect free cash flow conversion to be approximately 40%.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

Moving to our updated fiscal year 2027 segment outlook. For RMS, we expect revenue to be up mid-single digits to high single digits due to continued strength in high-value end markets within Industrial, including warehouse automation, robotics, and energy infrastructure. For ITS, we expect revenue to be up high single digits to low double digits, driven by continued strong performance in Communications. And for CPI, we expect revenue to be up 65% to 75%, driven by both Cloud and Power, with Power’s growth rate exceeding Cloud’s.

Finishing off with our guidance for the second quarter on slide 13. We expect RMS revenue to be up mid-single digits to high single digits on continued strength in Industrial. We expect ITS revenue to be up high single digits to low double digits on continued strength in Communications, offset by weakness in consumer-related end markets. We expect CPI revenue to be up 45% to 55% as new programs continued to ramp in both Cloud and Power.

For total Flex, we expect revenue in the range of $7.95 billion to $8.25 billion, up 19% at the midpoint, with adjusted operating income between $535 million and $565 million. Interest and other expense is estimated to be around $58 million, and the adjusted tax rate to be around 21%. Lastly, we anticipate adjusted EPS to be between $1 and $1.07 per share, up 32% at the midpoint based on approximately 375 million weighted average shares outstanding.

In summary, we are off to a strong start for fiscal year 2027, and we are well positioned to deliver upon the commitments we made at the beginning of the year.

With that, I’ll now turn the call back over to the operator to begin Q&A.

QUESTION AND ANSWER SECTION

Operator: Thank you. We’ll now be conducting a question-and-answer session. [Operator Instructions] Our first question today is coming from Ruplu Bhattacharya from Bank of America. Your line is now live.

Ruplu Bhattacharya Analyst, BofA Securities, Inc.	Q

Hi. Thanks for taking my questions. Revathi, my first question is on margins in the CPI segment. Looks like revenues grew sequentially, but op margin was slightly lower, maybe 20 bps. Is that because of program ramps that you’re focused on?

And in a broader sense, can you talk about growth drivers for margins in this segment? Power has good margins, but today lower than some of its peers. So how do you plan to grow margins in the Power segment?

And then for compute, what guardrails do you have to make sure margins remain within your target range as some AI projects could have lower margins? And I have a follow-up. Thank you.

Revathi Advaithi Chief Executive Officer & Director, Flex Ltd.	A

Yeah. Ruplu, thanks for that question. I would say that margins in CPI is pretty much in track with the guidance we gave for the quarter and the year. We said that in the CPI segment that the revenue is kind of back-half loaded. We have been making investments in that. And then, we also said that we expect to have at least 100 basis points improvement in margin in the CPI segment for the year from a year-over-year perspective. And they’re on track with that. So feel very good about that.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

I would say what guides margins for this segment, obviously on the compute side, we have been executing on that strategy for a while, and we’re fairly mature in these. When there are new programs, which there are always significant new programs, initially there’s some investment. But when the program matures, then kind of the margin flow-through rate is pretty good. So those ups and downs in the Cloud side and the compute integration side is part of the game. But as you have seen in our full year results, typically, that through the year, we do pretty well in terms of both revenue and our margin.

I’d say on the Power side, we’ve said that, hey, we’ve built the Power business through a whole bunch of acquisitions, which requires investment, particularly when these businesses are growing at 70-plus percent. So we’re making those investments and that drives kind of requirement for the margin to be slightly muted compared to our peers. But we’re very comfortable with moving it in the direction of where the peers and the electrical infrastructure are.

So I’d say, Ruplu, in summary, CPI is absolutely where we said the quarter would be and where the guide would be for the year. And we’re on track to deliver the margin improvement, just as we said for kind of our current fiscal year.

Ruplu Bhattacharya Analyst, BofA Securities, Inc.	Q

Okay. Thanks for the details there, Revathi. The follow-up maybe is for Michael or for Kevin. When you think about the segments in RemainCo, the regulated markets and especially the ITS segments, are you happy with the product portfolio? I mean, if the focus is on longer life cycle higher margin segments, is there more potential to do more pruning or more optimization of both the portfolio as well as the footprint? So how are you thinking about that as you look out over the next couple of years? Thank you.

Michael Hartung President & Chief Commercial Officer, Flex Ltd.	A

Yes. Good morning, Ruplu. Thanks for the question. I’d say we’re absolutely happy with where we’re starting from in the business. And if you might recall, our strategy going forward will be to continue to emphasize the high-value growth markets that are tied to these longer term secular trends. And these markets exist in both the RMS business and the ITS business. So up to this point in time, we’ve been deploying capital, both human and financial, towards the highest returns, and that’s been the data center. The strategic clarity as a result of the spin enables us to provide greater focus on those high-value growth markets.

In terms of optimization, a regular part of our process here in the business is to always look to optimize the portfolio. You’ve seen the benefits of that in our Q4 results, our Q1 results, and our guide. And we expect to continue to optimize the portfolio as we go forward in the theme of emphasizing high-value markets and deemphasizing low-value markets along the way. So in short, really pleased with the starting point of where we jump off from on this business.

Ruplu Bhattacharya Analyst, BofA Securities, Inc.	Q

Thank you for all the details.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

Operator: Thank you. Our next question today is coming from Mark Delaney from Goldman Sachs. Your line is now live.

Mark Delaney Analyst, Goldman Sachs & Co. LLC	Q

Hi. Yes. Good morning, and thank you very much for taking the questions. I was hoping to start on CPI. I think the full year guidance for CPI revenue implies 2H revenue was up closer to 100%, so some acceleration. I know the company has program wins, as you were just describing, but can you speak more on your visibility into that acceleration for 2H?

And on that kind of broader theme of visibility into the CPI growth, any change in your views for CPI into next year, because I think you were expecting an acceleration to over 80% growth for fiscal 2028?

Kevin S. Krumm Chief Financial Officer, Flex Ltd.	A

Mark, good morning. This is Kevin. From a CPI perspective, directionally, the ramp that you were referring to is what’s going to happen as we move through the year. So we started at 35% in Q1. We’re guiding to 45% to 55% in Q2, and then still the 65% to 75% for the full year. So certainly, strong growth in the back half of the year, as you referenced.

I would say from a visibility standpoint, we’ve talked about our demand see-through in this business, and it remains strong. We’re still at that 90%-plus booked business at this point for the next three quarters. So we feel good and remain confident in our visibility around this business.

I would say as we think about next year, while we’re not going to guide to next year on a quarterly basis, the framework that we offered earlier in the year still holds. And we expect the investments that we’re making this year in CapEx and the ramp we see in the back half of the year to continue strong growth performance next year, and our visibility next year still remains robust.

Mark Delaney Analyst, Goldman Sachs & Co. LLC	Q

That’s helpful context. My other question was on cooling. And Revathi, you mentioned JetCool and spoke about cooling. So I was hoping you could give a bit more detail on how big that market might be for Flex today? And maybe more qualitatively, if you could speak around the traction that you’re seeing in areas like cold plates and CDUs? Thank you.

Revathi Advaithi Chief Executive Officer & Director, Flex Ltd.	A

Yeah. I’d say, Mark, the market itself for cooling, liquid cooling, as you’re aware, is growing quite well. And the market size is increasing as more air cooling is getting replaced with liquid cooling. I’d say our acquisition with JetCool really got us some cold plate capability, I’d say industry-leading cold plate capability, and then we had to develop and introduce CDUs into the market. So we’re in the process of qualifying those products with the right end customers to scale that business up. It also gave us kind of manufacturing capability and co-design capability with some customers who already have their cooling product that helps us co-design with them.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

The way I think about cooling in the CPI portfolio is that it’s still nascent, and it will be a pretty important part of our growth strategy overall for CPI within the Cloud segment. So we’re pretty bullish about it, I would say. But there’s work to be done in terms of scaling that business to where we need it to go.

Operator: Thank you. Our next question today is coming from Tim Long from Barclays. Your line is now live.

Tim Long Analyst, Barclays Capital, Inc.	Q

Thank you. Yeah, just one and then a follow-up, if I could. On the Communications business, it sounds like it was really strong and the outlook’s very favorable there. Just give us a little bit of color on kind of visibility, sustainability of that strength. How broad-based is it in the customer base? And then I’ll come back for the follow-up. Thank you.

Michael Hartung President & Chief Commercial Officer, Flex Ltd.	A

Good morning, Tim. Thanks for the question. Yeah, we’ve identified within our Communications business that our advanced networking business in particular is one of those high-value growth markets that we expect to drive growth over a sustained period in our business. And that’s been positively influenced by pull-through demand from the data center.

So if you step back and think about this business, Communications continues to be one of our largest, healthiest businesses in RemainCo going forward. It will continue to really spread across not just high-speed switches, but optical switches, network interface cards. So it’s fairly broad-based within that advanced networking ecosystem, and very much tied to this sustained demand from the data center.

Tim Long Analyst, Barclays Capital, Inc.	Q

Okay. Great. Great. And maybe a follow-up for Revathi. You mentioned kind of being able to bundle or a little bit more have a full-solution power cooling rack. Could you just touch on kind of – I know it’s early on the cooling side, but maybe just give us some examples or some thoughts of customer activity where you’re seeing the benefit of having these multiple pieces?

Revathi Advaithi Chief Executive Officer & Director, Flex Ltd.	A

Yeah. It sits in that – we’re seeing it across multiple customers, hyperscalers, without naming any. I would say that you can see that most customers now are quickly thinking about, hey, we need to – before we deploy the next-generation silicon, we need to be thinking about power capability and power requirements. They’re already thinking about how does life look like when we go to [ph] an SST (00:26:06) technology.

So we’re seeing a lot of conversations at a very high level and strategic level with customers on kind of silicon cooling power, how all that comes together for next-generation products, which we didn’t see two and three years ago, because what customers don’t want to be is in the situation they are today where the power requirement becomes an afterthought. And then, we are in a struggle to make sure that we have enough power for these data centers.

So I’d say in the last kind of few months, several hyperscaler customers at a very high level, we have had strategic conversations around power cooling and kind of thinking about next-generation silicon. And that really puts us in the unique position of one of the few people who are able to do this. So I feel pretty good that three years ago we thought this is where it would go, but now the conversations are actually heading in that direction.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

I would say from a platform perspective, what we announced with NVIDIA a few months ago in terms of developing an overall modular platform which encompasses everything that we do, is a good example of a customer who’s thinking about it and moving it in that direction.

Tim Long Analyst, Barclays Capital, Inc.	Q

Okay. Thank you.

Operator: Thank you. Our next question today is coming from Joseph Cardoso from JPMorgan. Your line is now live.

Joseph Cardoso Analyst, JPMorgan Securities LLC	Q

Hi. Good morning, and thank you for the question. Maybe just for the first one. Relative to the CPI growth outlook that you provided, maybe can you just discuss the constraints that you’re seeing just given the current backdrop that we’re in? Just interested in hearing potentially what’s limiting you from calling for further upside here and where things are maybe more acute in terms of the constraints that you guys are seeing? And how are you thinking about those trending going forward and any levers you have internally in terms of how you’re thinking about offsetting some of them? And then I have a follow-up. Thank you.

Revathi Advaithi Chief Executive Officer & Director, Flex Ltd.	A

Yeah. Joseph, I’ll start by saying that our guide for CPI for the year was 70%, so growth year-over-year. So it’s a pretty strong and robust number in terms of year-over-year growth. So we feel really good about that. I would say, we beat the midpoint of our guide for Q1. We said 30%. We came in higher than that. So obviously, the year is accelerating exactly like we planned, and Q2 is higher than Q1.

And we had clearly mentioned that this is back-half loaded, which is mainly driven by the capacity investments we are making. We announced a big CapEx, which involves pretty significant investment in terms of facilities, cooling infrastructure, manufacturing infrastructure. All of those are going in place. And that combined with the customers’ generational shift in platforms is what has driven our kind of the way we’ve given our guidance for the full year.

So we feel very good about the 70% guide that we’ve given for this year and the 80% that we have given for next year, because those are pretty significant numbers. Don’t see any significant constrains per se other than putting the capacity investments in place and making sure those factories are ramped up, which we know how to manage really well. So Joseph, I feel really good about the guidance we gave, and we’re on track to deliver that.

Joseph Cardoso Analyst, JPMorgan Securities LLC	Q

No, that’s great to hear. And then maybe just as my follow-up. You mentioned the engagement with Cerebras. I’m not sure how much you can talk about it, but any way you can kind of frame out how representative this engagement to Flex broader AI accelerator opportunity. And really what I’m trying to get at is, for example, is this mostly advanced manufacturing or are you also seeing some pull-through around power cooling in the rest of the portfolio there? Thanks for the questions.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

Revathi Advaithi Chief Executive Officer & Director, Flex Ltd.	A

Yeah. I would say, we’ve talked – we have been quite public about, and Cerebras has been about, our engagement with them. And we have – I think there is videos published by us and them in terms of our full engagement. We’ve been working on this for a while, right, with them. And I would say that it is definitely a manufacturing cooling engagement because those go hand in hand. But it is also – we’re also working on things like next-generation power, which is things that we’ll be thinking about with them in the future.

So it’s a pretty holistic partnership with Cerebras. It’s going extremely well. We’re scaling up a lot for them. So I would say that this is a good example of us diversifying our hyperscaler involvement in our CPI business that we have talked about, and it’s a great example of scaling up with another customer.

Joseph Cardoso Analyst, JPMorgan Securities LLC	Q

Thank you.

Operator: Thank you. [Operator Instructions] Our next question is coming from Ruben Roy from Stifel. Your line is now live.

Ruben Roy Analyst, Stifel, Nicolaus & Co., Inc.	Q

Yeah. Hi, thanks. First question, I had a follow-up on Tim’s question on ITS. Kevin, you mentioned advanced networking, and we’ve got the guide moving higher for the year. Can you talk a little bit about some of the dynamics there? Are you seeing share gains in advanced networking versus just broader market growth, which we’re hearing from a lot of your peers? And I guess kind of the longer term question is how you’re thinking about durability into fiscal 2028 on that business? Thanks.

Michael Hartung President & Chief Commercial Officer, Flex Ltd.	A

Thanks for the question, Ruben. This is actually Michael. In terms of the Communications business and the underlying strength in the advanced networking business itself, first, it was a driver in our Q4 result. It was a big driver in our Q1 results. And that strength is continuing into our Q2 guide and in our FY 2027 guide. So we’re seeing continued strength in that business.

I’d say it’s a combination of two of the things that you mentioned. One is ongoing increased demand from the customers that we have had for a number of years in many cases. And we’re actually winning share in some of those product segments as well. So we have good diversity across a number of large OEMs in the advanced networking space. And we also cover a number of product categories as well from high-speed switching to optical products to interface technologies as well.

So I’d say two things. One, yes, sustained demand in our advanced networking business, good diversity across customers, and good diversity across product segments as well.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

Revathi Advaithi Chief Executive Officer & Director, Flex Ltd.	A

And we feel good about the durability into FY 2028 because it’s all related to AI infrastructure spending, right? So as that continues, right, you’re going to continue to see this business ramp with that.

Ruben Roy Analyst, Stifel, Nicolaus & Co., Inc.	Q

Right. Thank you, Michael and Revathi. Revathi, if I could follow up on – for the follow-up on the CPI discussion and thinking through capacity adds and that type of thing. You talked a little bit about that in May. But 90 days later, can you give us an update on sort of installed capacity against sort of the large second half ramp? I don’t know if you can give us a percentage or a high-level view on what’s customer qualified today or what you still have to commission towards kind of meeting the strong growth you’re expecting in the second half. Thanks.

Revathi Advaithi Chief Executive Officer & Director, Flex Ltd.	A

Yeah. Ruben, I’d say we feel very good about our full year plan here for this business. These capacity investments and movements have been going on for a bit. So it just didn’t start like 90 days ago. We have been doing that before that. So feel very good about it. You can see that in the acceleration in Q2, just like we planned. And then we see the back half pretty much going per plan. And most of the CapEx that we announced is for this acceleration in FY 2027 and FY 2028, so we’re installing that CapEx.

I don’t see any major concerns about how that capacity installing is going. It’s going really well. Flex knows how to do this extremely well. We run large projects well. And this is both in Cloud and Power, right? Our Power business is also growing in the 70-plus percent range. So feel very good about the progress in terms of both Cloud and Power, and feel very good about the guide for the year. We are on track for it definitely to do the 70% or better than that.

Operator: Thank you. Our next question today is coming from Luke Junk from Baird. Your line is now live.

Luke L. Junk Analyst, Robert W. Baird & Co., Inc.	Q

Hi. Good morning. Thanks for taking the questions. To start with, Revathi, it’d just be great to get your updated perspective on the transition to high voltage, both 400-volt plus or minus and 800-volt. And specifically to the extent there might be any risk of delays or pushout, just how we should think through what impacts might or might not be relative to the CPI guidance, I think especially for fiscal 2028? Thank you.

Revathi Advaithi Chief Executive Officer & Director, Flex Ltd.	A

Yeah. I would say first is on 400-volt, which is kind of the immediate programs that we are working on, followed by 800-volt. We feel very good about the progress on those programs. Don’t see any major limitations, at least to the guide we have given for 2027 and 2028. We feel pretty good about that guide. I’m sure there’s lots of conversations about component constraints and all of that. But we have planned all of that in the guide we’ve given. And if anything, there should be some upside to that, I would say, as availability becomes better.

But the technology transition itself is going well. We feel good about the pace of customers and how that is being deployed. So I’d say, we’ve mentioned this before, Flex is kind of the leader in this transition on the embedded power side. And I would say that our ability to develop and deploy that 400-volt technology followed by 800-volt is really, really strong. So I feel really good about that we’re on track for it. And we’ll see kind of – as we update our long-term guidance in the Investor Day, we will give you some more clarity around that.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

Luke L. Junk Analyst, Robert W. Baird & Co., Inc.	Q

Okay. Yeah, we’ll look forward to that. For my follow-up, Revathi, I’m hoping you could just double click on the company’s modular capabilities and CPIs. Certainly, we’re getting more questions about this. You outlined some pretty interesting capabilities in the past. Just wondering how that figures into the expanding infrastructure opportunity overall that you reviewed in the prepared comments this morning.

Revathi Advaithi Chief Executive Officer & Director, Flex Ltd.	A

Yeah. I’d say, Luke, when I think about modular, right, you can think about modular in terms of, like I talked about earlier, the partnership we announced with NVIDIA, which is putting everything in a modular capability and deploying kind of mini data centers. That’s one way to think about modular.

The other way to think about modular is power businesses have been doing modular deployment for power for a long period of time, whether it’s in the utility space or the data center space. And for that, we added capacity in Dallas after our Crown acquisition. Now with EP² acquisition, we’re adding capacity in Iowa to really continue to drive that modular power business. So we are very mature in that. And if anything, that is growing pretty significantly.

So I think about it in terms of the holistic, like, modular deployment, which is what people are doing in terms of IT deployment or power deployment. It should become a bigger and bigger part of kind of, I would say, all customers’ requirements. And if anything, I think we’re fighting against capacity constraints in that space to do more of it. But it’s the direction everyone is heading, Luke, because it’s just so much easier to pick it up and deploy it at the customer site.

Operator: Thank you. Our next question today is coming from Steven Fox from Fox Advisors. Your line is now live.

Steven B. Fox Analyst, Fox Advisors LLC	Q

Hi. Good morning. I was wondering if you could do a deep dive into some of the Industrial strength you mentioned, how much of it is cyclical versus secular? And how – what you’re doing to continue to address that demand? And then I have a follow-up.

Michael Hartung President & Chief Commercial Officer, Flex Ltd.	A

Yeah. Good morning, Steven. This is Michael. Thanks for the question. I’d say when you think about our Industrial business, that’s been identified as one of the business units that will be really containing multiple high-value markets that will be our growth focus going forward.

Within that group, you have two different markets that I’d like to point out. The first one is around energy infrastructure. Now, as you already know, we’re spinning our Power product portfolio into SpinCo, and we’re maintaining our contract manufacturing capability for that industry. And so, we will be a contract manufacturer for things ranging from power generation, transmission, distribution, and storage. And that energy infrastructure business has great pull-through demand from not just data center infrastructure, but also utility scale infrastructure as well. So we see sustained demand from that segment within Industrial.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

On the other side, we have our robotics and warehouse automation business, and again, tied to the longer term secular trend in this case around regionalization. As we talked about, regionalization is accelerating, and many of those regions are now suffering from things like wage inflation, labor scarcity, and they’re on a constant search for productivity improvements. Our warehouse automation business is perfectly aligned to help solve those problems for our OEM partners.

So both of those markets we’ve called out as being high-value growth markets, and both are tied to these longer term secular trends that we think are sustainable over the long term.

Steven B. Fox Analyst, Fox Advisors LLC	Q

And just to be clear, Michael, right now, you’re saying that this is all more secular in nature than any kind of cyclical recovery?

Michael Hartung President & Chief Commercial Officer, Flex Ltd.	A

Yeah. We see this tied very much to an ongoing infrastructure build-out, both directly with the energy infrastructure businesses and then supporting productivity over the long term in our warehouse automation business.

Steven B. Fox Analyst, Fox Advisors LLC	Q

Got it. And then as a follow-up, can you give us an update on the Amazon partnership? You had a big commercial agreement announced. I guess, it’s been over a year now, maybe longer. And then how does that work out as you split the business? Is that all tied to one side of the business or another? Can you just sort of give us a feel for that, too? Thank you.

Kevin S. Krumm Chief Financial Officer, Flex Ltd.	A

I’ll answer the – hey, Steven. This is Kevin. Good morning. I’ll answer the last part of that question first, which is, the benefit to the Amazon arrangement really is across all of our businesses. So you’ll see that both on the CPI business that we’re spinning out as well as the existing businesses that we have. And Michael talked about some of the end markets that we work in there. So I would say, from that perspective, it’s broad across the Flex portfolio.

From an update standpoint, there’s really nothing to update. I would say that we’ll continue to assess the arrangement with them as we move through this year and get ready to spin the CPI business in early 2027. And when we have an update, of course, we’ll update everybody.

Operator: Thank you. Our next question today is coming from Steve Barger from KeyBanc Capital Markets. Your line is now live.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

Steve Barger Analyst, KeyBanc Capital Markets, Inc.	Q

Thanks. Revathi, you talked about your first-mover advantage in terms of serving broad segments of the data center. But it does look like other EMS companies are also expanding capabilities in a similar way. What percentage of your engagements are contracting for the unified power cooling and compute portfolio versus taking a more selective approach to your products and services?

Revathi Advaithi Chief Executive Officer & Director, Flex Ltd.	A

Yeah. I would say, Steve, first is, when we are talking about other EMS companies moving into the same space, I think maybe there’s some misconception around it because our Power business is based on having true IP and product capability. It is where we do contract manufacturing for end markets there, that’ll stay with kind of the base energy infrastructure business that Michael talked about.

So I think there is some confusion around kind of what the real capability is. So the real requirement in the Power business is not just being able to develop products for what is needed, but then be able to integrate that in, like I talked about, with 400-volt design, 800-volt design, and then the future of solid state that is going to be coming our way. So integrated design, like I had mentioned in the call today, which is thinking about sidecars on power cooling racks and fully integrated modular design, is becoming a bigger and bigger conversation at very high levels in the hyperscalers.

So to be able to do that, you have to have true product technology. You need to be able to design and develop 400-volt and 800-volt design to be able to have those conversations. So I would say where I see the differentiation is we are an electrical player with true product capability, cooling player with true product capability, and then an integrated design capability, including all of compute integration. I would say, I haven’t seen anybody just have that capability yet.

Steve Barger Analyst, KeyBanc Capital Markets, Inc.	Q

No, I agree. I do think you have a really good model. And I’m just – can you tell us, are most of your conversations at a high level talking about taking that full suite of integrated products?

Revathi Advaithi Chief Executive Officer & Director, Flex Ltd.	A

I would say – I wouldn’t say it’s more about taking the full suite of integrated products, but it’s about designing that full suite of integrated products, which is kind of more important than anything else, right? So that is how I see about it.

I want us to win in each individual category, Steve, whether it’s cooling or sidecar or compute integration or even just building and developing your metal for fabricating all of that. But I want to lead the technology conversation with our customers in terms of what does the future of power look like with your next-generation silicon? How can we cool it enough? What kind of cooling makes sense? Those are the conversations we are having, and I think that is the most important part of how we lead this conversation.

Operator: Thank you. We reached the end of our question-and-answer session. I’d like to turn the floor back over for any further or closing comments.

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Flex Ltd. (FLEX) Q1 2027 Earnings Call	Corrected Transcript 29-Jul-2026

Revathi Advaithi

Chief Executive Officer & Director, Flex Ltd.

Thank you. We delivered another strong quarter, and we’re executing our proven strategy as we move towards the spin-off. As always, I want to thank our customers for their trust and partnership, of course, our shareholders for their support, and then the global Flex team for their continued dedication and contributions.

We look forward to speaking with you again next quarter. Thank you, everyone.

Operator: Thank you. That does conclude today’s teleconference and webcast. You may disconnect your line at this time, and have a wonderful day. We thank you for your participation today.

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Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding the planned spin-off of our cloud and power infrastructure business into an independent, publicly traded company; the expected timing of the spin-off and the ability to complete the spin-off; the anticipated benefits of the spin-off, including enhanced strategic focus, financial flexibility, and value creation for shareholders; the expected tax-free treatment of the spin-off for U.S. federal income tax purposes; the expected future performance of each company following completion of the spin-off; management changes and leadership of each company; and statements about business strategies, growth opportunities, market position, and financial outlook for each company. These forward-looking statements are based on current expectations, estimates, and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

Risks and uncertainties related to the proposed spin-off include, but are not limited to: uncertainties as to whether the spin-off will be completed and the timing thereof; the possibility that various conditions to the completion of the spin-off may not be satisfied or waived; the possibility that the spin-off will not qualify for the expected tax-free treatment for U.S. federal income tax purposes; the risk that the spin-off may be more difficult, time-consuming, or costly than expected, including the impact on Flex Ltd.’s (“Flex”) resources, systems, procedures, and controls; the possibility that the strategic, operational, and financial benefits of the spin-off may not be achieved or may take longer to achieve than expected; the failure to obtain, or delays in obtaining, required legal, regulatory or other approvals necessary to complete the spin-off; disruption from the spin-off, including potential adverse effects on relationships with customers, suppliers, employees, and other business partners; competitive responses to the announcement or completion of the spin-off; diversion of management’s attention from ongoing business operations; the possibility of disputes, litigation, or unanticipated costs in connection with the spin-off; uncertainty regarding the financial performance of either company following the spin-off; negative effects of the announcement or pendency of the spin-off on the market price of Flex’s securities and/or on Flex’s financial performance; the ability to achieve anticipated capital structures, credit ratings, and financing in connection with the spin-off; the ability to retain key personnel; impacts of geopolitical conflicts; and any changes in general economic and/or industry-specific conditions. Additional information concerning risks relating to our business is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and in our subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). All forward-looking statements are made as of the date hereof, and Flex assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Important Information and Where to Find It

In connection with the proposed spin-off, Flex intends to file relevant materials with the SEC, including, among other filings, a proxy statement on Schedule 14A that will be mailed or otherwise disseminated to shareholders of Flex seeking their approval of the spin-off-related proposals. In addition, a registration statement on Form 10 (the “Form 10”) is expected to be filed with the SEC by SpinCo with respect to its common stock. This communication is not a substitute for the proxy statement and Form 10 or any other document that may be filed with the SEC by Flex or SpinCo. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE FORM 10 AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED BY EACH OF FLEX AND SpinCo WITH THE SEC IN CONNECTION WITH THE PROPOSED SPIN-OFF (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT FLEX, SPINCO, THE PROPOSED SPIN-OFF AND RELATED MATTERS. Investors will be able to obtain free copies of the proxy statement and Form 10 and other relevant documents (when they become available) that will be filed by each of Flex and SpinCo with the SEC on the SEC’s website at http://www.sec.gov. Investors also will be able to obtain free copies of the proxy statement and other relevant documents that will be filed by Flex with the SEC from the investor relations page on Flex’s website at investors.flex.com.

Participants in the Solicitation

Flex and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Flex in connection with the proposed spin-off. Information regarding Flex’s directors and executive officers and their ownership of Flex ordinary shares is contained in Flex’s proxy statement for its 2026 annual meeting of shareholders, which was filed with the SEC on June 24, 2026, including under the headings “Corporate Governance,” “Fiscal Year 2026 Non-Employee Directors’ Compensation,” “Proposal No. 1: Re-election of Directors,” “Proposal No. 3: Non-Binding, Advisory Resolution on Executive Compensation,” “Compensation Discussion and Analysis,” “Executive Compensation,” “Information about our Executive Officers” and “Security Ownership of Certain Beneficial Owners and Management.” To the extent the holdings of the Flex securities by the Flex directors and executive officers have changed since the amounts set forth in the proxy statement for its 2026 annual meeting of shareholders, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed spin-off. You may obtain free copies of these documents using the sources indicated above.